Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
ZIMMER BIOMET HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	3.518% Notes due 2032	457(r)	$739,480,000.00	99.996%	$739,450,420.80	0.00015310	$113,209.86

	Total Offering Amount					$739,450,420.80		$113,209.86

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$113,209.86

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon the November 13, 2024 closing Euro/U.S.$ exchange rate of €1.00/$1.0564, as reported by Bloomberg L.P.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of €700,000,000 aggregate principal amount of 3.518% Notes due 2032, with a maximum aggregate offering price of €699,972,000.